Execution version

May 10, 2022

State Street Bank and Trust Company

1 Iron Street

Boston, MA 02110

Attention: Michael Hug, Vice President

Re:	SYNTAX ETF TRUST (the “Trust”)

Ladies and Gentlemen:

Please be advised that the undersigned Trust has established new series of shares as listed in Appendix A, respectively (the “Fund(s)”), which were approved by the Trust’s Board as of March 3, 2022 and which are expected effective on June 7, 2022.

In accordance with Section 12, the Additional Portfolios provision, of the Transfer Agency and Services Agreement dated as of July 20, 2017 by and among State Street Bank and Trust Company (“State Street”) and each registered investment company party thereto (as amended, modified, or supplemented from time to time, the “Agreement”), the undersigned Trust hereby requests that State Street act as Transfer Agent for the new Portfolio(s) under the terms of the Agreement. In connection with such request, the undersigned Trust hereby confirms to State Street, as of the date hereof, its representations and warranties set forth in Section 3 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

SYNTAX ETF TRUST

By:
Name:
Title:	, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:

Name:

Title:	, Duly Authorized

Effective Date: June 7, 2022

TRANSFER AGENCY AND SERVICES AGREEMENT

SCHEDULE A

Listing of Trusts/Portfolios

(as of May 10, 2022)

Syntax ETF Trust

Syntax Stratified U.S. Total Market Hedged ETF

Syntax Stratified U.S. Total Market ETF

Syntax Stratified LargeCap ETF

Syntax Stratified MidCap ETF

Syntax Stratified SmallCap ETF

Syntax Stratified LargeCap IIETF

Syntax Stratified Total Market II ETF